IMAGIS RECEIVES PROPOSAL TO DISCUSS PRIVATIZATION

Vancouver, Canada, March 6, 2002 - Imagis Technologies Inc. (OTCBB: IGSTF, CDNX: NAB, Germany: IGY) (the"Company") a leading developer and marketer of advanced biometric software, today announced that its Board of Directors ("The Board") has received a letter from the investment management firm Pembridge Group of Boston requesting that the Board consider a proposal to take Imagis private. The Directors intend to appoint a special committee of the Board to evaluate the proposal and the benefits to the Company and its shareholders.

Pembridge Group's private-equity affiliate, Pembridge Venture Partners ("PVP") has served as a non-exclusive financial advisor to Imagis since January 3, 2002. In the letter, PVP and all affiliates of Pembridge Group, indicated that they would not advise the Company on any potential related transactions while their proposal is being considered.

Mr. Iain Drummond, President and CEO of Imagis said, "Pembridge Group is a premier private investment firm and we welcome the opportunity to discuss the merits of a going private transaction. Since our engagement of Pembridge earlier this year, they have brought a high degree of professionalism and decorum to the relationship. Our industry is progressing rapidly, and this proposal is one of several alternatives that the Company will give serious deliberation. The Board will entertain this and all other alternatives with the objective of maximizing shareholder value, and accelerating the Company's growth."

There can be no assurance that the proposal will result in a definitive agreement or that any proposed transactions will be completed.

About Imagis Technologies Inc.
Imagis is a developer and marketer of software applications and advanced biometric facial recognition software solutions both as products and as a Software Development Kit. These applications provide a range of security solutions in various industry sectors including airports, law enforcement, customs, immigration and other government agencies, and gaming. Imagis currently has well over a hundred installations of its software in the United States, UK, Canada, and Mexico. http://www.imagistechnologies.com

CONTACT: Sandra Buschau, VP Investor Relations & PR Imagis Technologies Inc. Tel: (604) 684-2449 E-mail: sandy@imagistechnologies.com